EXHIBIT 10.1
              LETTER AGREEMENTS WITH FICAP STRATEGIC PARTNERS, LLC


June 8, 1999

The Board of Directors
Belmont Bancorp
Belmont National Bank

Gentlemen:

     This letter confirms our understanding that Belmont Bancorp ("Bancorp") and its wholly owned banking subsidiary, Belmont National Bank ("Bank") (Bancorp and Bank are referred to collectively as the "Company") have engaged FiCap Strategic Partners, LLC ("FiCap") on an exclusive basis to provide management services to the Company as more fully described below, reporting to and under the supervision of the Board of Directors of the Company, or a committee thereof which may hereafter be formed (if so formed, the "Committee"). Without limiting the generality of the foregoing, FiCap shall on behalf of the Company retain Doepken Keevican & Weiss Professional Corporation ("DKW") to serve as special counsel for the Company, with the fees and expenses of DKW to be paid by the Company.

     An Action Plan (the "Action Plan") that sets forth the areas in which FiCap and DKW will assist the Company and action steps to be taken for that purpose has been provided by FiCap to the Company as part of FiCap's Proposal for Professional Services, dated June 7, 1999 (the "Proposal"). The Action Plan is incorporated here by reference. Without limiting the scope of services to be provided, the Board of Directors has identified the following areas in which the Company has an immediate need for assistance:

     (A)  Interim senior management of the Company.

     (B) Development of a process for the recruitment of new continuing senior management of the Company, including without limitation negotiation of appropriate employment agreements and stock option agreements.

     (C) Advice and assistance in connection with any enforcement action that may result from the current examination of the Company by the Comptroller of the Currency or from other legal investigations or proceedings respecting the Company.

     (D) Review of existing loan and investment policies and recommendation of changes where necessary or appropriate. Review of the Company's investment portfolio. Analysis of the Company's asset and liability risk models and development of an appropriate asset and liability committee process.


                                       1.

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     (E)  Development of a business valuation model to support the Board of
          Directors' strategic planning on behalf of the Company.

     (F) Advice concerning the Company's internal audit function currently provided by a third party under contract and assistance should the Company decide to consider making any changes to that relationship.

     FiCap shall provide management services to the Company in these areas and shall perform the tasks set forth in the Action Plan toward the end of accomplishing the Goals defined in the Action Plan. FiCap shall retain DKW to provide legal services for the benefit of the Company in support of FiCap's and the Company's achievement of the Goals defined in the Action Plan. All such management and legal services shall be provided by FiCap, DKW and their personnel identified in the Proposal and such other personnel of FiCap and DKW, including consultants retained or employed for that purpose by FiCap or DKW with the consent of the Company, which consent shall not be unreasonably withheld. The performance of such services by such personnel shall be subject to the terms of this engagement letter and that certain Confidentiality Agreement, dated as of June 1, 1999 between FiCap and the Company (the "Confidentiality Agreement").

     The Company shall make available to FiCap all information concerning the business, assets, operations and financial condition of the Company that FiCap reasonably requests in connection with the services to be performed for the Company hereunder, and shall provide FiCap with reasonable access to the Company's officers, directors, employees, independent accountants and other advisors and agents as FiCap shall deem appropriate. The Company represents that, to the best of its knowledge, all information furnished by it or on its behalf to FiCap, whether or not covered under the Confidentiality Agreement, will be accurate and complete in all material respects. The Company acknowledges that FiCap will share the information so provided with DKW.

     The Company shall also make available to FiCap secure office space, business equipment (computers, telephones and the like), secretarial and clerical support, and such other and further assistance as shall be reasonably required by FiCap for the performance of the services called for in this engagement letter.

     1. FiCap's compensation for management services rendered under this engagement will include the following:

     (A) Fees at the rate of $250 per hour for each FiCap principal or senior consultant providing services to the Company.

     (B) Options to acquire 50,000 shares of common stock of Bancorp. The options will be priced at the average price for shares of Company stock over the trading days falling during June and July 1999. The options will be exercisable at any time on or before the second anniversary of the date of this letter agreement.


                                       2.

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     (C)  If any officer or principal of FiCap is requested or required to prepare for (which preparation shall not include the performance of the services for which fees are paid under paragraph (A)) or participate in one or more depositions or similar discovery proceedings or to testify at a hearing, trial or similar proceeding (any such preparation, participation or testimony is hereafter defined as "Testimony") in connection with the matters contemplated by this engagement, whether or not FiCap's engagement hereunder has been terminated or completed, the Company shall pay FiCap, a Per Diem Fee of $2,000 per day for any day (or any significant portion thereof) that at least one officer or principal of FiCap is required to provide Testimony, provided that FiCap shall use reasonable efforts to avoid charging the Company based upon multiple partial days of work. Per Diem Fees, if any, payable to FiCap pursuant to this clause (C) shall be in addition to the fees otherwise provided for in this paragraph 2 and any payment obligations of the Company to the indemnified persons referred to in the separate indemnification agreement referred to in paragraph 4 hereof. Payments to FiCap pursuant to this clause (C) shall be made promptly upon submission by FiCap of statements therefor.

     (D) In addition to any fees payable by the Company to FiCap hereunder, the Company shall reimburse FiCap on a monthly basis for its travel expense and other reasonable out-of-pocket expenses (including all costs and disbursements of FiCap personnel, and of other consultants and advisors retained by FiCap with the Company's consent, including without limitation temporary housing in the Company's local market area and automobile transportation within a radius of 100 miles) incurred in connection with, or arising out of FiCap's activities under or contemplated by, this engagement. The Company shall also reimburse FiCap, at such times as FiCap shall request, for any sales, use or similar taxes (including additions to such taxes, if any, but excluding income taxes) arising in connection with any matter referred to or contemplated by this engagement. Such reimbursements shall be made promptly upon submission by FiCap of statements therefor.

     (E) The fees payable under clause (A) and the expenses payable under clause (D) shall be due and payable upon receipt of an invoice describing in reasonable detail the services rendered. An end of the matter retainer in the amount of $75,000 shall be paid by the Company to FiCap upon execution of this engagement letter. The end of the matter retainer may be commingled by FiCap with other funds of FiCap and shall be applied to the final invoices rendered by FiCap to the Company in connection with this engagement. Any amount remaining after such application shall be returned to Company by FiCap.

     The Company will also pay DKW for legal services rendered on the Company's behalf by DKW personnel based upon DKW's hourly rates, billed at the amounts in effect at the

                                       3.

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time that the services are rendered. At present, these rates are $210-$265 per hour for members; $110-$210 per hour for associates and $90-$110 per hour for paralegals. DKW's hourly rates are periodically adjusted; in preparing statements for legal services, DKW will use its hourly rates as in effect when such services were rendered.

     The Company will also pay DKW in accordance with the provisions of clauses
(C) and (D) for Testimony and out of pocket expenses as described in those clauses. DKW's statements for legal services shall be due and payable upon receipt of an invoice describing in reasonable detail the services rendered.

     If any statement or invoice is not paid within fifteen days after receipt, FiCap or DKW, as the case may be, may, upon fifteen days prior notice to the Company, terminate, or suspend until payment is made, the provision of services under this engagement. DKW shall also have the right to terminate its legal representation upon reasonable notice, if in the exercise of DKW's reasonable discretion, DKW believes a continuation of representation would be unethical. A copy of DKW's Internet and external e-mail policy is also attached.

     2. The Company recognizes and confirms that, in advising the Company and in completing its engagement hereunder, FiCap and DKW will be using and relying on publicly available information and on data, material, and other information furnished to FiCap by the Company and other parties, including without limitation confidential information furnished pursuant to the Confidentiality Agreement.

     3. The Company and FiCap have entered into a separate letter agreement, dated the date hereof and attached hereto, providing for indemnification by the Company of FiCap and certain related persons. Such indemnification agreement is an integral part of this agreement and the terms thereof are incorporated by reference herein. As stated therein, such indemnification agreement shall survive any termination or completion of FiCap's engagement hereunder.

     4. FiCap has been retained under this agreement as an independent contractor with duties owed solely to Company acting by and through the Board of Directors of the Company and the Committee. The advice (oral or written) rendered by FiCap pursuant to this agreement is intended solely for the benefit and use of the Board of Directors of the Company and the Committee in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to FiCap be made by the Company, without the prior written consent of FiCap.

     5. The term of this engagement shall be one year from the date of execution of this engagement letter; provided, however, that this agreement and FiCap's engagement hereunder may be terminated at any time after December 8, 1999, by either the Company or FiCap, with or without cause, upon 30 days prior written notice thereof to the other party; provided, further, however, that (a) any termination or completion of FiCap's engagement hereunder shall not affect the Company's continuing obligation to indemnify FiCap and certain related persons as provided in the separate letter agreement referred to above, and (b) any termination of FiCap's engagement

                                       4.

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hereunder shall not affect the Company's obligation to reimburse the expenses accruing prior to such termination to the extent provided for in paragraph 2(D) herein and to pay the fees provided for in paragraph 2(C) hereof and in the corresponding provisions of paragraph 2 applicable to DKW.

     6. The Company agrees that FiCap shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that FiCap will submit a copy of any such advertisement to the Company for its approval prior to placement, which approval shall not be unreasonably withheld or delayed.

     7. The Company acknowledges that neither FiCap nor DKW has made any guarantees with regard to the ultimate outcome of the matters that are the subject of this engagement, including how long it will take to achieve an ultimate outcome, or the total amount of management and attorney's fees, costs, charges and expenses that will be incurred. The parties acknowledge that no change can be made in this agreement unless and until it is in writing and is signed by the parties.

     8. FiCap has disclosed that it currently has no other contracts where it is providing interim senior management for a financial institution. Before committing to any management contract where it is obligated to provide senior management services (whether on an interim or permanent basis) to any bank or financial organization within a 100-mile radius of St. Clairsville, Ohio, FiCap will consult with Company to determine whether the new engagement would cause loyalty concerns for the Company and what actions would be appropriate (including but not limited to refusing or delaying the new management contract) to resolve those concerns. For a period of twenty-four (24) months following the termination of the engagement hereunder, FiCap shall not represent or advise any entity in connection with a proposal to acquire or merge with the Company, unless FiCap has first received the written approval of the Company for such representation or advice.

     9. This agreement shall be deemed made in Ohio. This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of Ohio. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED.

     10. This agreement may be executed in counterparts, each of which together shall be considered a single document. This agreement shall be binding upon and inure to the benefit of FiCap, the Company and DKW (insofar as made applicable to it by FiCap's retention of DKW on the Company's behalf and by the terms hereof) and their respective successors and assigns. This agreement is not intended to confer any rights upon any shareholder, owner, or employee of the Company, or any other person not a party hereto other than the indemnified persons referenced in the indemnification agreement referred to above.

     We are pleased to accept this engagement and look forward to working with the Company, the Board of Directors and the Committee. Please confirm that the foregoing is in

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accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between FiCap and the Company.


                                            Very truly yours,

                                            FICAP STRATEGIC PARTNERS, LLC

                                            By: /s/ Gregory W. Doner
                                                ------------------------------
                                                    Authorized Representative

                                            By: /s/ David G. Brewick
                                                ------------------------------
                                                    Authorized Representative

ACCEPTED AND AGREED TO:
BELMONT BANCORP

By: /s/ W. Quay Mull II
-------------------------------
         W. Quay Mull II
         Chairman of the Board

BELMONT NATIONAL BANK

By: /s/ W. Quay Mull II
-------------------------------
        W. Quay Mull II
        Chairman of the Board


CONSENTED AND AGREED TO:

DOEPKEN KEEVICAN & WEISS
PROFESSIONAL CORPORATION

By: /s/ James F. Bauerle
-------------------------------
         James F. Bauerle


                                       6.

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Wire transfer instructions for payment of end of the matter advance retainer in the amount of $75,000 due to FiCap Strategic Partners, LLC under the terms of that certain engagement letter dated June 8, 1999.

                                                 Wire Transfer to:



                                       7.

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                                 Belmont Bancorp
                       325 Main St., Bridgeport, OH 43912


                                  June 8, 1999


FiCap Strategic Partners, LLC
58th Floor, USX Tower
Pittsburgh, PA 15219

Gentlemen:

     In connection with your engagement to provide management services pursuant to a separate agreement between you and us, we hereby agree to indemnify and hold harmless FiCap Strategic Partners, LLC, Doepken Keevican & Weiss Professional Corporation (DKW; which is being retained as special counsel to us pursuant to that separate agreement) and Financial Institutions Management Associates Corporation ("FIMAC"), your and their respective directors, officers, agents, employees and controlling persons, and each of your and their respective successors and assigns (collectively, the "indemnified persons"), to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them which (A) are related to or arise out of (i) actions or alleged actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by us or (ii) actions or alleged actions taken or omitted to be taken by an indemnified person with our consent or in conformity with our actions or omissions or (B) are otherwise related to or arise out of FiCap's activities on our behalf under FiCap's engagement, provided that any indemnified person seeking indemnification under this clause
(B) acted in good faith or in a manner he or she reasonably believed to be in the best interest of Belmont Bancorp or Belmont National Bank, as the case may be. We also agree that no indemnified person shall have any liability to us for or in connection with such engagement; provided, however, such person acted in good faith or in a manner he or she reasonably believed to be in the best interest of Belmont Bancorp or Belmont National Bank, as the case may be; and provided further, however, that in no event shall the indemnified persons' aggregate liability to us exceed the fees FiCap actually receives from us pursuant to the engagement referred to above.

     Promptly after receipt by an indemnified person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify us will relieve us from any liability which we may have hereunder only if, and to the extent that such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability that we may have to any indemnified person otherwise than under this letter agreement. If we so elect or are requested by such indemnified person, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to FiCap, DKW or FIMAC, as the case may be, and the payment of the fees and disbursements of such counsel. In any action or proceeding the defense of which we assume, the indemnified person will have the right to participate in such litigation and to retain its own counsel at such indemnified person's own expense. We further agree

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that we will not, without the prior written consent of FiCap, DKW or FIMAC, as the case may be, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not FiCap, DKW, FIMAC or any other indemnified person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of FiCap, DKW, FIMAC and each other indemnified person hereunder from all liability arising out of such claim, action, suit or proceeding.

     We further agree that we will promptly reimburse FiCap and any other indemnified person hereunder for all expenses (including fees and disbursements of counsel) as they are incurred by FiCap or such other indemnified person in connection with investigating, preparing or defending, any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder, whether or not in connection with pending or threatened litigation in which FiCap or any other indemnified person is a party.

     Our indemnity, contribution and other obligations under this letter agreement shall be in addition to any rights that FiCap or any other indemnified person may have at common law or otherwise. This letter agreement shall inure to the benefit of the parties hereto and the indemnified parties, and shall be binding on our successors and assigns.

     We hereby consent to personal jurisdiction, service and venue in any court in which any claim which is subject to, or which may give rise to a claim for indemnification or contribution under, this letter agreement is brought against FiCap or any other indemnified person.

     This letter agreement shall be deemed made in Ohio. This letter agreement and all controversies arising from or relating to performance under this letter agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to such state's rules concerning conflicts of laws. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS LETTER AGREEMENT OR ANY ENGAGEMENT OF FICAP IS HEREBY WAIVED.

     It is understood that, in connection with FiCap's above-mentioned engagement, FiCap may also be engaged to act in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this letter agreement shall apply to the original engagement, related activities prior to the date of the original engagement, any such additional engagement and any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of FiCap's engagement(s).

                                            Very truly yours,

                                            BELMONT BANCORP




                                             By: /s/ W. QUAY MULL, II
                                                 ----------------------------
                                                 W. QUAY MULL, II
                                                 Title: Chairman of the Board


                                       2.

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                                            BELMONT NATIONAL BANK

                                            By: /s/ W. Quay Mull, II
                                                -----------------------------
                                                 W. QUAY MULL, II
                                                 Title: Chairman of the Board

Accepted and agreed to:
FICAP STRATEGIC PARTNERS, LLC


By: /s/ David G. Brewick
------------------------
Authorized Representative

                                       3.